SigmaTel Announces Scott Schaefer’s Promotion to Chief Financial Officer

Ross Goolsby to Leave after Transition Period

AUSTIN, Texas — (BUSINESS WIRE) — Dec. 11, 2006—SigmaTel, Inc. (NASDAQ:SGTL), a leader in mixed-signal multimedia semiconductors, announced Scott Schaefer, Director of Finance, has been appointed chief financial officer, effective December 11, 2006.

“Scott offers tremendous experience as our new CFO and has been SigmaTel’s Director of Finance with responsibility for all accounting functions. In his new role, we expect Scott to help improve our forecasting methodologies and improve our overall expense controls,” stated Ron Edgerton, chairman and chief executive officer of SigmaTel. “We thank Ross for his years of service.”

Mr. Schaefer joined the company in 2005. Prior to joining SigmaTel, Mr. Schaefer held various finance positions within the semiconductor sector, with over 16 years of financial management experience in the semiconductor industry, including serving as chief financial officer at a number of private and public companies. Mr. Schaefer is a Certified Public Accountant in the State of Texas and holds a Bachelor of Business Administration in Accounting from Texas Tech University.

Mr. Schaefer replaces Ross Goolsby, who will be leaving SigmaTel at the end of the year.

For more information on SigmaTel, please visit: www.sigmatel.com.

About SigmaTel:

SigmaTel, Inc. a fabless semiconductor company headquartered in Austin, Texas, designs, develops, and markets proprietary, analog intensive, mixed-signal ICs for a variety of digital multimedia products in the consumer electronics and computing markets, including portable compressed audio players, such as MP3 players, digital video cameras, multi-function peripheral products, digital televisions, and set-top boxes. SigmaTel provides complete, system-level solutions that include highly-integrated ICs, customizable firmware and software, software development tools, reference designs, and applications support. The Company’s focus is on providing system-level solutions that enable customers to rapidly introduce and offer electronic products that are small, light-weight, power-efficient, reliable, and cost-effective. SigmaTel is ISO 9001:2000 certified and is committed to providing customers with high performance, quality products along with superior customer service.